EXHIBIT 99.1
[KPMG Letterhead]
March 12, 2007
Artesian Resources Corporation
664 Churchmans Road
Newark, DE 19702
Attention: Dian C. Taylor, Chair of the Board, CEO and President
Artesian Resources Corporation (the “Company”) has requested that we consent to the incorporation by reference of our report on the Company’s consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2004 in the registration statements (No. 333-78043, No. 333-31209, No. 333-05255) on Form S-8 and the registration statement (No. 333-136184) on Form S-3.
By agreeing to the terms of this letter, you agree to indemnify KPMG LLP (“KPMG”) from certain risks inherent in incorporating by reference our audit report on the Company’s consolidated statements operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2004 in the above listed registration statements. Specifically, you agree to indemnify and hold KPMG harmless against and from any and all legal costs and expenses (including reasonable fees and expenses of attorneys, experts and consultants) which we may incur in connection with our successful defense of any legal action or proceeding that may arise as a result of our consent to the incorporation by reference of our report on the Company’s consolidated statements of operations, changes in stockholders’ equity,and cash flows for the year ended December 31, 2004 in the registration statements listed above, whether brought under the federal securities laws or other statutes, state statute, or common law, or otherwise. In the event KPMG incurs legal costs or expenses indemnified hereunder, you agree to reimburse KPMG for those costs as incurred on a monthly basis. KPMG shall not be indemnified, and shall refund to you, any amounts paid to it pursuant to this indemnification in the event there is court adjudication that we are guilty of professional malpractice, or in the event that KPMG becomes liable for any part of the plaintiff’s damages by virtue of settlement. In the event KPMG is requested pursuant to subpoena or other legal process to produce its documents relating to the Company in judicial or administrative proceedings to which KPMG is not a party, the Company shall reimburse KPMG at standard billing rates for its professional time and expenses, including reasonable attorney’s fees, incurred in responding to such requests.
Please indicate your acceptance of these terms by signing and returning a copy of this letter to me.
Very truly yours,
KPMG LLP
/s/ Carl E. Hertrich
Partner
ACCEPTED:
Artesian Resources Corporation
/s/ Dian C. Taylor
Chair of the Board, CEO and President
March 13, 2007